Exhibit 99.1

FOR INFORMATION CONTACT:
Spencer Sias (650) 424-5782
spencer.sias@varian.com

R. Andrew Eckert Elected Chairman of Board of Directors of Varian Medical Systems

PALO ALTO, Calif., February 20, 2014 – Varian Medical Systems, Inc. (NYSE:VAR) today announced that R. Andrew Eckert has been elected as Chairman of the Board of Directors for the Company effective as of the end of the Company’s Annual Meeting of Stockholders on February 20, 2014. Eckert is succeeding Richard M. Levy, 74, who is retiring after serving as board chairman for the Company since 2002, as a member of the board since 1999 and as CEO for the Company from 1999 to 2006.

Eckert, 52, has served on the board of Varian Medical Systems since 2004, and has served in the capacity of independent lead director since 2012. He is CEO of CRC Health Corporation and has served previously as CEO for several healthcare and software companies, including Eclipsys Corporation, SumTotal Systems, Inc., and ADAC Laboratories. Eckert is recognized for his knowledge of Varian and his extensive experience serving in medical imaging and healthcare information management as well as his expertise in operational, financial, strategic planning, product development and marketing matters.

“We are grateful for the leadership and energy that Dick Levy has given to Varian during a more than 45-year career here,” said Eckert. “Under Dick’s guidance, the Company established itself as the world’s leading innovator and supplier of products for treating cancer with radiation oncology. Furthermore, the Company has capitalized on components technology developed under Dick’s leadership to advance the science and benefits of X-ray imaging. Dick has made an indelible mark on the Company and on the world and it has been an honor for all of us to work with him.”

With Levy’s retirement, the Varian Board of Directors has ten members.

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About Varian Medical Systems

Varian Medical Systems, Inc., of Palo Alto, California, is the world's leading manufacturer of medical devices and software for treating cancer and other medical conditions with radiotherapy, radiosurgery, and brachytherapy. The company supplies informatics software for managing comprehensive cancer clinics, radiotherapy centers and medical oncology practices. Varian is a premier supplier of tubes and digital detectors for X-ray imaging in medical, scientific, and industrial applications and also supplies X-ray imaging products for cargo screening and industrial inspection. Varian Medical Systems employs approximately 6,400 people who are located at manufacturing sites in North America, Europe, and China and 72 sales and support offices around the world. For more information, visit http://www.varian.com or follow us on Twitter.